April 1, 1994



To the Stockholders:

	You are cordially invited to attend the Annual Meeting of Stockholders of Brown & Sharpe Manufacturing Company, which will be held on Friday, April 29, 1994, at 10:00 a.m. at the Company's corporate offices, Precision Park, 200 Frenchtown Road, North Kingstown, RI.

	The accompanying formal Notice of Annual Meeting of Stockholders and Proxy Statement contain the principal items of business to be considered and acted upon at the meeting, including information about the Directors of the Company continuing in office and the two nominees for election as Directors for three-year terms. You should read such material carefully.

	We hope you will be able to attend the meeting, but if you cannot do so, it is important that your shares be represented. Whether or not you plan to personally attend the meeting, we urge you to mark, sign, date and promptly return the enclosed proxy card in the return envelope.

							Sincerely yours,


       /s/ Henry D. Sharpe, Jr.
       ------------------------
							Henry D. Sharpe, Jr.
							Chairman of the Board

Brown & Sharpe Manufacturing Company
Precision Park, 200 Frenchtown Road
North Kingstown, Rhode Island 02852-1700
Telephone (401) 886-2000



NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 29, 1994



	The Annual Meeting of Stockholders of Brown & Sharpe Manufacturing Company will be held on Friday, April 29, 1994, at 10:00 a.m. at the Company's corporate offices, Precision Park, 200 Frenchtown Road, North Kingstown, Rhode Island, for the following purposes:

1. To fix the number of Directors at seven, and to elect a class of two Directors to succeed the class whose term expires with this Annual Meeting of Stockholders, to serve until the 1997 Annual Meeting of Stockholders and until their successors shall be elected and qualified.

2. To ratify the appointment of Coopers & Lybrand as the Company's independent accountants for the year 1994.

3. To transact such other business that may properly come before the meeting, and any adjournments thereof.

	The Board of Directors has fixed March 4, 1994 as the record date for determining stockholders entitled to notice of the meeting and to vote at the meeting, and any adjournments thereof. A copy of the Company's Annual Report containing financial data and a summary of operations for 1993 is being mailed to the stockholders with this Proxy Statement.

	In the event you cannot attend the Annual Meeting in person, please complete and promptly return the Proxy accompanying this Notice in the enclosed envelope. Please be sure to sign and date the Proxy.


					    By Order of the Board of Directors,

         /s/ James W. Hayes, III
         -----------------------
					    James W. Hayes, III
					    Secretary and Corporate Counsel

		     Brown & Sharpe Manufacturing Company
		     Precision Park, 200 Frenchtown Road
		   North Kingstown, Rhode Island 02852-1700
			   Telephone (401) 886-2000


			       PROXY STATEMENT
			ANNUAL MEETING OF STOCKHOLDERS


	The accompanying Proxy is solicited by and on behalf of the Board of Directors of Brown & Sharpe Manufacturing Company (the "Company") for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Company's corporate offices, Precision Park, 200 Frenchtown Road,
North Kingstown, Rhode Island, on Friday, April 29, 1994, at 10:00 a.m., and at any adjournments thereof.

	Stockholders of record at the close of business on March 4, 1994 are entitled to receive notice of and to vote at the Annual Meeting. On that date, the Company had 5,013,818 shares of common stock outstanding comprised of 4,468,138 shares of Class A Common Stock, $1.00 par value (the "Class A Stock"), and 545,680 shares of Class B Common Stock, $1.00 par value (the Class B Stock"). Except as otherwise provided by law, each share of Class A Stock outstanding on the record date entitles the holder thereof to one vote, and each share of Class B Stock outstanding on the record date entitles the holder thereof to ten votes. The holders of Class A Stock are entitled to elect one Director at the Annual Meeting, and such holders voting together with the holders of Class B Stock as a single class are entitled to elect the other Director to be elected at the Annual Meeting. Except as provided above and except as may otherwise be provided by law, all other actions submitted to a vote of the stockholders will be voted on by the holders of Class A Stock and Class B Stock voting together as a single class.

	Proxies properly executed and returned will be voted at the Annual Meeting in accordance with any directions noted thereon or, if no direction is indicated, proxies will be voted FOR the election of the nominees for Directors set forth herein and FOR the proposal to ratify the selection of independent accountants described in this Proxy Statement. Proxies will be voted in the discretion of the holders of the proxy with respect to any other business that may properly come before the Annual Meeting and all matters incidental to the conduct of the Annual Meeting.

	Any stockholder signing and delivering a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder personally attending the Annual Meeting may also revoke his or her proxy and vote his or her shares of stock.

	The approximate date this Proxy Statement is being mailed to stock-holders is April 1, 1994.

				    ITEM 1
			    ELECTION OF DIRECTORS

	The Board of Directors proposes to fix the number of Directors at seven; to designate a class of two Directors to serve until the 1997 Annual Meeting and until their successors have been duly elected and qualified (the "1997 Class"); and to elect Messrs. Fred M. Stuber and Paul R. Tregurtha, both of whom are currently on the Board and who have consented to stand for election, to the 1997 Class. The Board has nominated Mr. Tregurtha for election by the holders of Class A Stock and Mr. Stuber for election by the holders of Class A Stock and Class B Stock, voting together as a single class. The table below provides, as of March 4, 1994, certain information concerning the nominees for the 1997 Class as well as the Directors continuing in office. Henry D. Sharpe, III, who continues his term of office, is the son of Henry D. Sharpe, Jr., the Chairman of the Board. The Board of Directors unanimously recommends a vote
FOR the election of Messrs. Stuber and Tregurtha.

                                         						  Principal Occupation
						                                           During Last Five Years
				                                Year First   and Directorships in
				                                Elected a    Public Reporting and
   Name  (Age)                      Director     Other Companies
Nominees for Election to Office
Terms Expiring 1997

Fred M. Stuber (55)                 1991         President and Chief Executive
                                          					  Officer and a Director since
						                                           January 1991; from March 1989
						                                           to January 1991, Vice
						                                           President & Managing Director
						                                           Tesa SA, a Swiss subsidiary
						                                           of the Company; prior to March
						                                           1989, Executive Vice Pres.,
						                                           Landis & Gyr, communications
						                                           business.

Paul R. Tregurtha (58)              1984         Chairman of the Board and
						                                           Chief Executive Officer,
					                                            Mormac Marine Group, Inc.,
						                                           Stamford, CT, a marine
						                                           transportation company;
						                                           Director, Shawmut National
						                                           Corporation, a bank holding
						                                           company; Director, FPL Group,
						                                           Inc., a utility company;
						                                           Trustee, Teachers Insurance
						                                           and Annuity Assoc.

                                        						  Principal Occupation
						                                          During Last Five Years
				                              Year First    and Directorships in
				                              Elected a     Public Reporting and
   Name  (Age)                    Director      Other Companies
Directors Continuing in Office
Terms Expiring 1996

John M. Nelson (62)               1975          Chairman of the Board and
	                                       	 				  Chief Executive Officer,
					                                        	  Wyman-Gordon Company,
						                                          Worcester, MA, manufacturer
						                                          of steel forgings, since
						                                          June 1991; until October
						                                          1990, Chairman of the Board
						                                          and Chief Executive Officer,
						                                          Norton Company, Worcester,
						                                          MA, manufacturer of abrasives
						                                          and related products;
						                                          Director, Cambridge Biotech
						                                          Corp., a biotechnology firm;
						                                          Director, The TJX Companies,
						                                          Inc., a discount specialty
						                                          apparel retailing concern;
						                                          Director, Commerce Holdings
						                                          Inc., a holding company for a
						                                          property and casualty
						                                          insurance company; and,
						                                          Director, TSI Corp., a
						                                          biotechnology company.

Russell A. Boss (55)              1990          President and Chief Executive
						                                          Officer and a Director, AT
						                                          Cross Company, Lincoln, RI,
						                                          manufacturer of fine writing
						                                          instruments; Director, Fleet
						                                          National Bank of Rhode Island;
						                                          Trustee, Eastern Utilities
						                                          Associates.
Terms Expiring 1995
Henry D. Sharpe, Jr. (70)         1949          Chairman of the Board.

Howard K. Fuguet (56)             1990          Partner of the law firm of
						                                          Ropes & Gray, Boston, MA.

Henry D. Sharpe, III (39)         1992          Co-founder and Technical
						                                          Director, Design Lab, Inc.,
						                                          Providence, RI, a multi-
						                                          disciplinary product design
						                                          firm specializing in research
						                                          and design of new products,
						                                          re-design of existing
						                                          products, and engineering
						                                          management services.

	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

I.  Security Ownership of Certain Beneficial Owners

	Set forth below as of March 4, 1994 are the persons or groups known to the Company who beneficially own, under the applicable rules and regulations of the Securities and Exchange Commission, more than 5% of any class of the Company's voting securities.


Name and Address          Title of Class        Amount and Nature     Percent
of Beneficial Owner      of Common Stock     of Beneficial Ownership  of Class
                                          						Direct    Indirect
Fiduciary Trust Company     Class A             476,646   --           10.6%
   International (1)        Class B             158,920   --           29.1%
Two World Trade Center
New York, NY  10048-0774

Henry D. Sharpe, Jr. (2)    Class A             556,304   7,200        12.6%
c/o Brown & Sharpe          Class B             268,919   2,400        49.7%
Manufacturing Company
200 Frenchtown Road
Precision Park
N. Kingstown, RI  02852-1700

Fred M. Stuber (3)          Class A             319,934   --            7.1%
c/o Brown & Sharpe          Class B             166,063   --           30.4%
Manufacturing Company
200 Frenchtown Road
Precision Park
N. Kingstown, RI  02852-1700

Charles A. Junkunc (4)      Class A             318,872   --            7.1%
c/o Brown & Sharpe          Class B             194,489   --           35.6%
Manufacturing Company
200 Frenchtown Road
Precision Park
N. Kingstown, RI  02852-1700

Dimensional Fund
Advisors (5)                Class A             351,766   --            7.8%
1299 Ocean Avenue           Class B               --      --             --
Santa Monica, CA  90401


Name and Address          Title of Class        Amount and Nature     Percent
of Beneficial Owner      of Common Stock     of Beneficial Ownership  of Class
                                           					Direct    Indirect
The Killen Group, Inc. (6)  Class A             284,892   3,166        6.4%
1189 Lancaster Avenue       Class B                --      --           --
Berwyn, PA  19312

Fleet National Bank (7)     Class A             165,795   --           3.7%
100 Westminster Street      Class B              52,744   --           9.6%
Providence, RI  02903

(1) Fiduciary Trust Company International, a bank, by virtue of various investment management contracts and trust agreements with members of the Sharpe family, shares voting and dispositive power with respect to the aforementioned shares of Class A and Class B Stock. See Footnote 2 below.

(2)     Various members of the Sharpe family, including Henry D. Sharpe, Jr.
	and Henry D. Sharpe, III, beneficially owned an aggregate of 731,700 shares
	of Class A Stock and 327,383 shares of Class B Stock of the Company,
	amounting to 16.3% and 59.9%, respectively, of each class of stock and
	representing 40.3% of the combined voting power of the Class A Stock and
	Class B Stock.  The table excludes (a) 168,076 shares of Class A Stock
	and 56,024 shares of Class B Stock held by Henry D. Sharpe, Jr.'s wife
	and children and by trusts, of which they are beneficiaries and of which
	beneficial ownership is disclaimed; and (b) 120 shares of Class A Stock
	and 40 shares of Class B Stock held by the Sharpe Family Foundation, a
	charitable foundation, of which beneficial ownership is disclaimed.
	The table includes (i) 7,200 shares of Class A Stock and 2,400 shares
	of Class B Stock as to which Henry D. Sharpe, Jr. has neither voting
	nor dispositive power but as to which he is a beneficiary under a trust
	established under the will of Henry D. Sharpe, Sr.; (ii) 247,734 shares
	of Class A Stock and 166,063 shares of Class B Stock as to which Mr.
	Sharpe, by virtue of being one of the three Trustees under the Company's
	Employee Stock Ownership and Profit Participation Plan (the "ESOP"), has
	shared voting power (subject to direction from plan participants) and
	limited residual investment power as a Trustee under the terms of the
	Trust Agreement for the ESOP and of which beneficial ownership is
	disclaimed; and (iii) 308,570 shares of Class A Stock and 102,856 shares
	of Class B Stock as to which Henry D. Sharpe, Jr. has shared voting and
	dispositive power with Fiduciary Trust Company International with
	respect to the shares of Class A Stock and Class B Stock described in
	sub-clause (a) above, and sole voting and dispositive power with respect
	to the shares of Class A Stock and Class B Stock described in sub-clause
	(b) above.

(3) Includes 247,734 shares of Class A Stock and 166,063 shares of Class B Stock, which, by virtue of Mr. Stuber's role as a Trustee of the ESOP, are deemed to be beneficially owned but as to all of which ESOP shares he disclaims beneficial ownership.

(4) Includes (a) 55,000 shares of Class A Stock and 28,333 shares of Class B held by the Company's United Kingdom Pension Plan as to which Mr. Junkunc has shared voting and investment power; and (b) 247,734
	shares of Class A Stock and 166,063 shares of Class B Stock, which, by virtue of Mr. Junkunc's role as a Trustee of the ESOP, are deemed to be owned beneficially by him but as to which all of such ESOP (except for his vested shares of Class A and Class B Stock in such plan) and U.K. Pension Plan shares he disclaims beneficial ownership.

(5) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 351,766 shares of Class A Stock of the Company, 220,066 of which shares are held in port-folios of DFA Investment Dimensions Group Inc. and The Investment Trust Company, management investment companies for which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of such shares.

(6) The Killen Group, Inc., a registered investment adviser, is the beneficial owner of 288,058 shares of Class A Stock, of which it has sole dispositive power with respect to 284,892 shares and as to which it has sole voting power with respect to 96,813 of such shares. Robert
	E. Killen, the President and sole shareholder of The Killen Group, Inc., directly owns 3,166 shares as to which he has sole voting and dis-positive power.

(7) Fleet National Bank acts as Trustee of the Company's Savings and Retirement Plan (the "SARP") and in that capacity shares voting power with respect to the shares of Class A Stock and Class B Stock, subject to direction from participants in such SARP Plan.

II.  Security Ownership of Management

	The following table and accompanying footnotes set forth certain information about the beneficial ownership of the Company's Class A Stock and Class B Stock as of March 4, 1994 by the Directors and Nominees, certain named Executive Officers set forth in I. Summary Compensation Table on Page 7 and all Directors and Executive Officers as a group.

Name of                   Title of Class       Amount and Nature of    Percent
Beneficial Owner          of Common Stock      Beneficial Ownership    of Class
                                          					Direct      Indirect
Henry D. Sharpe, Jr.(1)   Class A              556,304      7,200        12.6%
                     			  Class B              268,919      2,400        49.7%
Fred M. Stuber (1)        Class A              319,734        --          7.1%
			                       Class B              166,063        --         30.4%
Henry D. Sharpe, III      Class A               55,145        --          1.2%
		                     	  Class B               18,381        --          3.3%
John M. Nelson            Class A                1,453        --           *
			                       Class B                  151        --           *
Howard K. Fuguet          Class A                1,000        --           *
			                       Class B                  --         --          --
Russell A. Boss           Class A                1,000        --           *
			                       Class B                  --         --          --
Paul R. Tregurtha         Class A                  705        --           *
			                       Class B                   13        --           *
Charles A. Junkunc(1)     Class A              318,872        --          7.1%
			                       Class B              194,489        --         35.6%
Richard F. Paolino        Class A               47,938        --           *
			                       Class B                2,235        --           *
Antonio Aparicio          Class A               16,000        --           *
			                       Class B                  --         --          --
Karl J. Lenz              Class A                8,000        --           *
			                       Class B                  --         --          --
All Directors, Nominees   Class A              963,753      7,200        21.5%
& Executive Officers up   Class B              357,653      2,400        65.5%
as  Group (13 persons)(2)

*Less than one percent (1%).

(1)     See Footnotes to I. Security Ownership of Certain Beneficial Owners,
	Page 4.

(2) With respect to Executive Officers who are not Directors, includes 101,332 shares of Class A Stock as to which certain of the Executive Officers have sole voting and investment power; 55,000 shares of Class
	A Stock and 28,333 shares of Class B Stock held in the Company's pension plan covering its United Kingdom employees as to which an Executive Officer has shared voting and investment power; and 7,268 shares of Class A Stock and 4,186 shares of Class B Stock as to which the Executive Officers have shared voting power. Includes 65,132 shares of Class A Stock subject to exercisable stock options granted pursuant to the Company's Amended 1973 Stock Option Plan (under which no further awards can be made) and 1989 Equity Incentive Plan. (See Options and SAR Table on Page 9.)

	    General Information Relating to the Board of Directors

	The Board of Directors, which held four regular and six special meetings in 1993, maintains a standing Executive Committee, consisting of Messrs.
Sharpe, Jr.; Stuber and Tregurtha, which has substantially all of the powers and authority of the Board of Directors when the full Board is not in session. The Executive Committee met two times in 1993. The Board of Directors also maintains standing committees on audit ("Audit Committee"), corporate develop-ment ("Corporate Development Committee") and compensation ("Salary Committee"), each of which is composed exclusively of non-employee Directors. The Board does not have a standing Nominating Committee. During 1993, each of the Directors attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he sat.

	The Audit Committee, which consists of Messrs. Boss, Fuguet and Sharpe, III, recommends to the Board of Directors, for approval by the stockholders, the appointment of a firm of independent public accountants to audit the Company's financial statements. The Audit Committee also meets with the independent auditors and the Company's Chief Financial Officer to review the scope and results of the audit, the scope of audit and non-audit services and the range of audit and non-audit fees, and any proposed changes in accounting policies, practices, or procedures, including those relating to the Company's internal accounting controls, to review the Company's financial statements to be included in the Company's Annual Report to Stockholders and other related matters. The Audit Committee met twice in 1993.

	The Corporate Development Committee, which consists of Messrs. Nelson, Fuguet and Tregurtha, considers matters concerning the relationship between the Company and its stockholders, including offers to purchase outstanding Company stock, acquisition proposals, and other matters which could affect the existence of the Company as an independent company or otherwise affect the control of the Company. The Corporate Development Committee did not hold any meetings in 1993.

	The Salary Committee, which consists of Messrs. Nelson, Boss and Tregurtha, performs a periodic review of the appropriate salaries and compen-sation plans for the Executive Officers and other key management personnel of the Company and administers the Amended Profit Incentive Plan and the 1989 Equity Incentive Plan. The Salary Committee met three times in 1993. See "Compensation Committee Report" beginning on Page 9.

	As compensation for services rendered during 1993, the Company paid each non-employee Director an annual retainer of $10,000 (except the Chairman of the Board, who was paid $15,000), a fee of $800 for each Board meeting attended, a fee of $400 for each teleconference meeting which lasted more than one-half hour in duration, and a fee of $500 for each Committee meeting attended ($200 if held on the same day as a Board meeting). Directors who are members of the Audit Committee also receive an additional $1,000 in their annual retainer fee.

	Mr. Tregurtha has elected to defer 50% of his Director's fees under a deferred stock equivalent unit contract with the Company dated September 3, 1987 pursuant to which all fees earned after that date were to be converted to deferred stock equivalent units based on the market value of the Company's stock on each fee payment date. Dividend equivalents in amounts and timing equal to cash dividends paid on the Company's outstanding stock were similarly converted into additional stock equivalent units. Mr. Tregurtha's contract matures on October 1, 2005 or the earlier date of death or other termination of Mr. Tregurtha as a Director. The contract was amended in 1992 to provide that fee amounts deferred after May 1, 1991 (including dividend equivalent amounts) shall be payable on maturity only in cash, with amounts deferred prior to such date payable in cash or shares.

	The law firm of Ropes & Gray, Boston, Massachusetts, of which Mr. Fuguet is a partner, has provided legal services to the Company since 1957.

			    Executive Compensation

I.  Summary Compensation Table

	The following table sets forth the annual and long-term compensation for the Company's Chief Executive Officer and the four other highest-paid Executive Officers whose earned compensation exceeded $100,000 in 1993 for each person during each of the Company's last three fiscal years:

				      Annual Compensation
                                                 							      Other
							                                                       Annual
   Name and                                                   Compen-
Principal Position        Year    Salary ($)    Bonus ($)     sation ($)
 Fred M. Stuber
  President and CEO       1993    285,811(4)    50,000(4)       --
			  			                 	1992    286,245         --            --
			                       1991    288,117         --            --
 Charles A. Junkunc
  Vice President and      1993    178,369       46,720          --
  Chief Financial Officer 1992    111,154       51,000        52,509(2)
			                       1991      --            --            --
 Richard F. Paolino
  Vice President -        1993    178,369       42,473          --
  Measuring Systems       1992    175,231         --            --
			                       1991    171,258       47,000          --
 Antonio Aparicio
  Vice President -        1993    182,601(4)    41,376(4)       --
  Precision Measuring     1992    168,937         --            --
  Instruments             1991    136,418        7,063          --

 Karl J. Lenz
  Vice President          1993    131,525(4)    12,551(4)       --
                      		  1992    124,000         --            --
			                       1991    124,000         --            --

			                          Long-Term Compensation Awards
			                            Awards                 Pay-outs

			                            Restricted Securities
	                              Stock      Underlying              All Other
   Name and                    Award(s)   Options/    LTIP Pay-   Compen-
Principal Position       Year  ($)(6)     SARs (#)    outs ($)    sation ($)
 Fred M. Stuber
  President and CEO       1993    --         --           --       28,009(1)(4)
                     			  1992  305,900      --           --       29,314(1)
			                       1991    --       10,000         --         --
 Charles A. Junkunc
  Vice President and      1993    --         --           --        7,719(5)
  Chief Financial Officer 1992  144,000      --           --      144,803(3)
			                       1991    --         --           --         --
 Richard F. Paolino
  Vice President -        1993    --         --           --        15,532(5)
  Measuring Systems       1992  191,900      --           --           810
			                       1991    --        15,000        --          --
 Antonio Aparicio
  Vice President -        1993    --         --           --        15,209(1)(4)
  Precision Measuring     1992  152,000      --           --        14,721(1)
  Instruments             1991    --         --           --          --

 Karl J. Lenz
  Vice President          1993   67,000      --           --        14,658(1)(4)
                      		  1992    --         --           --          --
			                       1991    --         --           --          --

(1) Contributions to Tesa SA retirement plan for Messrs. Stuber and Aparicio and to Leitz Messtechnik GmbH retirement plan for Mr. Lenz.

(2) Reimbursement for payment of taxes in connection with certain relocation payments made to the Executive Officer, whose employment with the
	Company commenced on April 24, 1992.

(3) Amounts paid to Executive Officer and third-party relocation service in connection with the Executive Officer's relocation.

(4) Amounts converted from Swiss franc equivalent with respect to Messrs. Stuber and Aparicio at the average 1993 U.S. dollar exchange rate of
 $.6759 and from German mark equivalent with respect to Mr. Lenz at the average 1993 U.S. dollar exchange rate of $.6038.

(5) Value of 1993 year-end contributions to the named Executive Officers' SARP (4% cash contribution) and ESOP (2% in shares of Class A Stock) components of Partnership Retirement Plans and with respect to Mr. Junkunc reflects eligible wage participation for approximately six months.

(6) The following table sets forth information relating to awards of restricted stock to Executive Officers:



                      			     Total Number
			                           Restricted Shares       Aggregate Market Value
			                           Held at Fiscal          Restricted Shares at
Name                           Year-End*              Fiscal Year-End
 Fred M. Stuber                 32,200                  $257,600
 Charles A. Junkunc             16,000                   128,000
 Richard F. Paolino             20,200                   161,600
 Antonio Aparicio               16,000                   128,000
 Karl J. Lenz                    8,000                    64,000

  All Executive Officers       108,400                  $867,200
  as a Group (7 persons)

* The awards to Messrs. Stuber, Junkunc, Paolino and Aparicio were made in 1992; the award to Mr. Lenz was made in 1993. Restrictions lapse ratably over five (5) years from the date of award with 25% of the shares awarded vesting two years and three years, respectively, after such date and the remaining 50% of the shares vesting five (5) years after such date. The Company has omitted and not reinstated its dividend on its Class A Stock; however, should it be reinstated, dividends would be paid on the restricted stock reported.

		    Options and Stock Appreciation Rights


II.  Options/SAR Grants in Last Fiscal Year

	Under the provisions of the Company's 1989 Equity Incentive Plan ("EIP"), a variety of stock and stock-based awards and related benefits, including stock options and stock appreciation rights ("SARs"), may be awarded to Executive Officers and other key employees of the Company and its subsidiaries. Options awarded under the Company's Amended 1973 Stock Option Plan (the "'73 Plan"), which plan terminated on April 26, 1989, remain outstanding, are subject to being exercised by recipients and are included in Table III below. No stock options or SARs were granted to any Executive Officer in 1993 nor were any stock options previously granted under the EIP or the '73 Plan exercised by such persons during the year. No SAR was exercised since no SARs have been granted at any time under the Company's EIP.


III.  Option/SAR Exercises and Year-End Value Table

	The following table summarizes options and SARs exercised during 1993 and presents the value of unexercised options and SARs held by the named Executive Officers at fiscal year-end:

	   Aggregated Options/SAR Exercises in Last Fiscal Year and
		      Fiscal Year-End Option/SAR Values

				                                 Number of Securities
		                   		              Underlying Unexercised In-the-Money
				                                 Options/SARs at        Options/SARs at
	           Shares                   Fiscal Year-End(#)     Fiscal Year-End($)
	         Acquired on    Value       Exercisable (E)/       Exercisable (E)/
Name      Exercise(#)  Realized($)   Unexercisable (U)      Unexercisable (U)
                  					                 (E)       (U)        (E)       (U)
Fred M.
Stuber         None         --           40,000    --          -- (1)    --

Charles A.
Junkunc        None         --           None      --          --        --

Richard  F.
Paolino        None         --           24,332    --          -- (1)    --

Antonio
Aparicio       None         --           None      --          --        --

Karl J. Lenz   None         --           None      --          --        --

(1) None of the options held by the named Executive Officers are in-the-money as the fair market value of the underlying security is less than the exercise price of the option.

Compensation Committee Report

	The Salary Committee of the Board of Directors (the "Committee") presents its report on executive compensation. The Committee is composed of three outside Directors of the Company, Messrs. Boss, Nelson and Tregurtha, and is responsible for reviewing and establishing the compensation of the Company's Executive Officers. The Committee reports these actions to the Board of Directors. The Committee also administers the Company's stock-based award plans, including the Profit Incentive Plan and the 1989 Equity Incentive Plan, as approved by the Company's stockholders.

Compensation Policy

	The Committee has developed an executive compensation structure and specific compensation plans which are designed to attract talented individuals, reward superior achievement and create incentives for long-term tenure and performance with a view towards enhancing corporate performance and thus shareholder value. The Committee strives to base executive compensation on a combination of individual and corporate performance, consistent with the ability to attract and retain a capable management team. The result is a competitive compensation package for each Executive Officer and senior employee which features a base salary combined with the opportunity to earn significant near-term performance cash bonuses and long-term stock-based incentives to link executive and shareholder interests.

Components of Executive Compensation

	Base Salary. Under the Committee's guidance, the base salary of each of the Company's Executive Officers is set through a combination of market forces and an objective evaluation of the position's value. The salaries of Messrs. Stuber and Junkunc, who assumed their current positions on January 1, 1991 and April 24, 1992, respectively, were fixed in part through individual negotiation and are consistent with the general salary range for comparable positions at similar size U.S. companies within the industry. The salaries of other executives and senior employees, while also a function of market pricing, have been established by reference to a position evaluation system prepared by an outside consulting firm and used by industrial companies to measure position responsibility and value.

	Short-Term Performance Bonuses. Under the Company's Amended Profit Incentive Plan ("PIP"), Executive Officers are eligible to receive an annual cash bonus of up to a specified percentage (generally 40% to 60% for Executive Officers) of base salary. At the beginning of each fiscal year, the Committee establishes for each executive a maximum aggregate percentage bonus opportunity, which is comprised of separate bonus categories tied to the satisfaction of a specified, largely quantitative formula of corporation goals (e.g., profitability), divisional goals (e.g., cash flow and inventory levels), and personal goals (e.g., achievement of specific objectives). In order to assure that the PIP would effectively encourage and reward superior performance, particularly in light of the difficulty of establishing appropriate quantitative goals in the Company's current situation, the Committee, in 1993, simplified the number of specific performance targets comprising the overall formula to focus their content on promoting cross-divisional and intra-Company cooperation. In addition, up to 40% of certain executives' annual bonuses, including the Chief Executive Officer, were independent of the target formula and instead were subject to award at the discretion of the Committee.

	Long-Term Incentive Awards.     The third primary component of executive
compensation is the 1989 Equity Incentive Plan ("EIP"), pursuant to which the Company may make awards of stock options, restricted stock and other stock-based awards. Restricted stock and stock options align the interests of management with those of the Company's Shareholders. Restricted stock also provides management with greater compensation per share awarded than do options--a desirable feature in assembling a competitive overall compensation package. These attributes, as well as the five-year vesting schedule, are expected to provide significant incentives both for superior performance and to encourage the executives to remain with the Company through a difficult operating period. Finally, the EIP accomplishes these objectives with potential advantageous tax and accounting treatment for the Company and the employee as compared to cash awards.

Fiscal 1993 Compensation

	In 1993, Karl Lenz, a Vice President of the Company and Managing Director of its Leitz operation in Germany, was awarded 8,000 shares of restricted stock to parallel the four similar awards of restricted stock made to Executive Officers in 1992. The award recognizes his importance to that organization as it faces the acute and unprecedented business downturn we have been experiencing in Germany. No other restricted stock awards or stock options were granted in 1993.

The Committee believes that in light of the relatively new senior management team and the turnaround nature of the Company's operating situation, it is appropriate to use restricted stock awards in order to have senior management have a significant stake in the Company's future. The amount of award was based on a subjective evaluation by the Committee of an appropriate figure for the executive, which evaluation took into account the length of the executive's association with the Company, the overall level of responsibility of the executive's position and ability to impact results and the need to ensure that the stock award was sizable enough, as a percentage of base salary and overall compensation, to have the intended retentive and incentive effects.

  Significant awards of cash were made to Executive Officers under the PIP and other members of management for performance in 1993 for the reasons set forth below.

Compensation of Chief Executive Officer and Relationship to Company Performance

 The Committee increased the base salary (in U.S. dollars) of the Chief Executive Officer during 1993 5% to $300,562 effective May 1, 1993. It was the first salary increase granted to Mr. Stuber since March, 1990, at which time he was Managing Director of Tesa SA, the Company's Swiss subsidiary.
Since executive salary base levels in Switzerland for comparable positions tend to be considerably higher than those in the U.S., Mr. Stuber's base salary on becoming President and Chief Executive Officer of the Company on January 1, 1991, despite his promotion, remained unchanged at the $286,250, the dollar equivalent of his Swiss franc compensation. Mr. Stuber's salary continues to be paid in Swiss francs as he resides in Switzerland given the extent of the Company's European operations and at the agreed currency exchange rate resulted in 1993 base salary payments ( in terms of U.S dollars) of $285,811. His annual base salary is approximately 62% of the midpoint salary for a comparable chief executive's position based on a Swiss job survey furnished by the Company's compensation consultant.

	The CEO's bonus compensation was determined under the 1993 PIP Plan. Sixty percent of the award was based on meeting a predetermined Annual Operating Plan relative to corporate net income and corporate cash flow.
The Plan for net income was not reached and no bonus was earned for that portion of the Plan; however, the Plan for cash flow was exceeded and a bonus for that factor in the amount of $41,536 was earned. The remaining 40% of the CEO's 1993 bonus was at the discretion of the Committee. Two considerations entered into their determination in regard to that portion of the bonus--(i) the very significant reduction relative in the Company's operating losses (from a loss of $8,620,000 to a small operating profit of $892,000 despite a small decrease in net sales); and (ii) achievement of specific personal objectives.

Compensation of Other Executive Officers

 A portion, amounting to $34,000, of the PIP award made to Mr. Junkunc for 1993 performance was guaranteed pursuant to the terms of an agreement entered into between Mr. Junkunc and the Company at the time he joined the Company. Cash awards were made to the other Executive Officers and to certain other senior executives for performance in 1993, based in part on achievement or non-achievement in the particular case of the appropriate net income and cash flow standards, and based in part, with respect to the discretionary portion of the potential bonus, on the Committee's discretion. In exercising its discretion, the Committee took into account the two considerations which were taken into account in determining the discretionary portion of the CEO's bonus, as described above.

 In making compensation decisions for senior executives, the Committee gives important consideration to the reports it receives from its compensation consultants regarding national trends for comparable jobs in similar industries. As a result, therefore, the Committee remains concerned that the Company's executive base compensation levels continue to appear more modest than it would like them to be. The stock bonus and option plans were, and will have to continue to be for the foreseeable future, our best answer to compensating for base salaries which must, for budgetary reasons, be below desired salary range midpoints.



						      Russell A. Boss, Chairman
						      John M. Nelson
						      Paul R. Tregurtha

Stock Performance Graph

	The Stock Performance Graph is being filed in paper format under the cover of Form SE.




Foreign Retirement Plans

	Tesa SA ("Tesa"), one of the Company's principal foreign subsidiaries, maintains a defined contribution retirement plan required by Swiss law, pursuant to which benefits accrue on behalf of Messrs. Stuber and Aparicio annually in an amount equal to a percentage (based on the executive's age) of annual compensation and under which interest accrues on accrued benefit amounts at a compound annual rate of 4%. Upon retirement, the executive is entitled to receive an annual pension in an amount equal to 7.2% of the executive's total accrued benefits. The estimated annual pension payable upon retirement at normal retirement age are $46,935 for Mr. Stuber and $132,061 for Mr. Aparicio. In addition, Tesa sponsors a separate defined contribution plan pursuant to which the named Executive Officers and other key employees are eligible to receive a lump-sum payment upon retirement.
The estimated lump sums payable upon retirement under this sponsored plan at normal retirement age are $236,580 and $275,683, respectively, for Messrs. Stuber and Aparicio (converted at the rate of $.6928 per Swiss franc).

	Leitz Messtechnik GmbH ("Leitz"), another of the Company's principal foreign subsidiaries, maintains a defined benefit retirement plan required by German law covering all of its employees. Benefits accrue on behalf of Mr. Lenz, who is Managing Director of Leitz, under such plan annually equal to a percentage of his annual compensation and the accrued benefit earns interest at a rate of 6% per annum. Currently, upon reaching normal retirement age under such plan, Mr. Lenz would receive a lifetime annual pension benefit amount equivalent to $25,622.76 (converted at the rate of $.6038 per German mark).

Employment, Severance and Other Agreements

	The Company has an Employment/Severance Agreement dated March 14, 1988 with Richard F. Paolino, Vice President-Measuring Systems, which provides for a two-year term of employment, commencing upon the date of a Change of Control (as defined in the Agreement) of the Company. In general, it provides for salary, bonus, participation in employee benefit plans and other fringe benefits at rates at least equal to those in effect immediately prior to the Change of Control. In the event his employment is terminated before the term expires (except for cause, as defined), Mr. Paolino is entitled to (i) the same rates of salary, bonus, benefits and fringes for the lesser of 12 months or the number of months remaining in the two-year term of employment, which payments are subject to mitigation, and (ii) a lump sum equal to the sum of his highest annual base salary during the three-year period immediately preceding termination, the value of annual fringe benefits, and the highest cash bonus received during the prior three-year period. Upon such termination, Mr. Paolino is also entitled to limited continuation of certain employee welfare plans and accelerated vesting of any stock options or restricted stock. For purposes of this agreement, Mr. Paolino's severance rights would also be triggered by a deemed termination following a change of control, which would include a reduction of employment compensation, benefits, position or responsibilities or relocation of the Company's principal executive offices. The payment and benefits will be reduced to the extent necessary to preserve their deductibility to the Company for Federal income tax purposes and to avoid imposition of any "excess parachute payments" taxes under the Internal Revenue Code. Mr. Paolino is subject to a covenant not to compete with the Company (as specified the two-year term of such employment and for the lesser of one-year or the balance of the term of employment following any such termination. The agreement also obligates the Company to pay legal fees incurred by Mr. Paolino to maintain his rights under the agreement and provides for letter of credit mechanics to carry this out.

	The Company also has an agreement with Charles A. Junkunc, Vice President and Chief Financial Officer, who joined the Company on May 4, 1992, to pay a severance amount to him equal to his annual salary in effect at the time of termination and to continue his basic employee benefits for a one-year period in the event his employment with the Company is terminated for any reason. Under the agreement the Company will pay a bonus equal to the average of the bonus payments received by him during the three years (or such lesser period) prior to termination, pro rated according to the number of months of service during the year in which any termination occurs. In addition, a bonus payment of $34,000 for 1993 was guaranteed pursuant to the agreement. Upon any termination Mr. Junkunc, if requested by the Company, is to provide consulting services to the Company for one year, with offsets against the payments to be made by the Company for any income received from other sources.

				    ITEM 2
		    APPOINTMENT OF INDEPENDENT ACCOUNTANTS

	The Board of Directors has appointed Coopers & Lybrand as the Company's independent accountants for fiscal 1994, subject to approval by the stock-holders. In the event the stockholders do not ratify the selection of Coopers & Lybrand, the Board of Directors will consider the selection of another accounting firm to serve as the Company's independent accountants. Neither Coopers & Lybrand nor any of its partners has any direct or indirect financial interest in or any connection (other than as independent auditor) with the Company or any subsidiary. Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions. The Board of Directors unanimously recommends a vote FOR the proposal to appoint Coopers & Lybrand as the Company's independent accountants for fiscal 1994.

			     GENERAL INFORMATION


Stockholder Proposals

	All stockholder proposals to be submitted for the Company's 1995 Annual Meeting must be received by the Secretary of the Company on or before November 30, 1994 in order to be considered for inclusion in the Company's 1995 proxy materials.

Solicitation and Vote of Proxies

	All shares represented by duly elected proxies will be voted FOR the election of the Board's nominees named herein as Directors unless authority to vote for the proposed slate of Directors or any individual Director has been withheld. If for any reason any of such nominees should not be available as a candidate for Director, the proxies will be voted for such other candidate or candidates as may be nominated by the Board of Directors. With respect to the proposal to approve the appointment of Coopers & Lybrand as the Company's independent accountants, all such shares will be voted FOR such proposal, unless the proxy specifies that it should be voted against the proposal or not voted at all. If any other matter should come before the meeting, then the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

	Consistent with state law and under the Company's by-laws, the holders of a majority of the shares entitled to vote on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as Judges of Election for the meeting.

	The two nominees for election as Directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of Directors shall be elected Directors. A majority of the votes properly cast on the matter is necessary to approve the action proposed in Item 2, as well as any other matter which comes before the Annual Meeting, except where law or the Company's certificate of incorporation or by-laws require otherwise.

	The Judges of Election will count the total number of votes case "for" approval of proposals, other than the election of Directors, for purposes of determining whether sufficient affirmative votes have been cast. The Judges of Election will count shares represented by proxies that withhold authority to vote for a nominee for election as a Director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the Annual Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes will have any effect on the outcome of voting on the matter.

	The entire expense of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, Directors, officers, and employees of the Company may solicit in person, by telephone, facsimile, telegram or by telex. The Company will reimburse persons holding stock for others in their names or in nominee names for their reasonable expenses in sending soliciting material to the beneficial owners of common stock.

Important Notice

	No matter how small your holdings, if you do not plan to attend the meeting in person, you are respectfully requested to complete, sign, date and return the accompanying Proxy in the enclosed envelope at your earliest convenience.

					   By Order of the Board of Directors,

        /s/ James W. Hayes, III
        -----------------------
					   James W. Hayes, III
					   Secretary and Corporate Counsel

North Kingstown, Rhode Island 02852

April 1, 1994

BROWN & SHARPE MANUFACTURING COMPANY
PROXY FOR CLASS A COMMON STOCK AND CLASS B COMMON STOCK
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
APRIL 29, 1994

 The undersigned appoints exch of Henry D. Sharpe, Jr., John M. Nelson and Russell A. Boss proxies with power of substitution to vote for the under-signed at the Annual Meeting of Shareholders called for Friday, April 29, 1994 at 10:00 A.M., at Precision Park, 200 Frenchtown Road, North Kingstown, Rhode Island, and at any adjournments, all shares of stock which the undersigned would be entitled to vote if present in accordance with their judgment upon any matters that may porperly come before said meeting and to vote as specified on the reverse.

 A majority of the porxies present and acting at the meeting in person or by substitute (or if only one shall be so present, then that one) shall have and may exercise all of the power and authority of said proxies hereunder. The undersigned hereby revokes any proxy previously given and acknowledges receipt of the Notice of Annual Meeting and Proxy Statment pertaining to the aforesaid meeting and a copy of the Company's Annual Report for the year ended December 25, 1993.

Your Shares of Class A Common Stock on the bask are designated "Class A Stock", and your Shares of Class B Common Stock are designated "Class B Stock".

 To approve the Board of Directors' recommendations, simply sign and vote the back. You need not mark any boxes.

See reverse side.

_X_Please mark votes as in this example.

1. Election of Directors: To fix the number of Directors at seven and to elect two Directors as set forth in the Proxy Statement, Class A Stock may be voted for Messrs. Tregurtha and Stuber and Class B Stock may be voted for only Mr. Stuber as indicated below. Holders of Class A Stock who wish to provide instructions should vote such class of stock in the space indicated below.

Class A Stock:
Paul R. Tregurtha and Fred M. Stuber
____ FOR BOTH NOMINEES
____ WITHHELD FROM BOTH NOMINEES
For, except vote withheld from the following nominee(s):
____ _____________________________
Class B Stock:
Fred M. Stuber
____ FOR THE NOMINEE
____ WITHHELD FORM THE NOMINEE

2. To ratify the appointment of Coopers & Lybrand as the Company's indepen-dent auditors for the fiscal year ending December 31, 1994.
____ FOR
____ AGAINST
____ ABSTAIN

____ MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW
________________________________________________
________________________________________________
________________________________________________

Note: When signing as Executor, Administrator, Trustee, Guardian, etc., add full title. (Sign exactly as name appears on this card.)

Signature ______________________________  Date_________
Signature ______________________________  Date_________

This proxy when properly executed will be voted in the manner directed herein. If no direction is made the proxy will be voted FOR the election of the nominees indicated and FOR proposal 2.